Exhibit 99.1

The CMR Mortgage Fund II Newsletter

June 2008

California Mortgage and Realty, Inc.

62 First Street, Fourth Floor

Commercial Real Estate Financing Since 1958

San Francisco, California 94105

Manager of the CMR Mortgage Funds

Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

With the hope and intention that this is the last of the delayed newsletters and monthly statements, we review the whither and wherefore.  Our software conversion and upgrades were completed months ago, your statements being the most visible sign.  Our staff and systems conversion and upgrades, if we may use the phrase, are mature, so that we have been able to release temporary staff and contractors and thereby reduce overhead and one-time expenses.

Notable among the upgrades has been a rigorizing of our valuation process.  With the plummeting market of the past year and possible losses, we undertook a comprehensive review of collateral values, LTVs and outlooks beginning last fall and continuing more intensely after the Manager covered 2007 losses and as we began the new year.   As we mentioned last month, “The challenge causing the delay is the critical need to finalize valuations on properties securing a few of our loans. This is particularly challenging for certain properties where there are typically no comparable sales values, or where judgments must be made on unique property conditions or entitlements.”

The points are that accurate values are more important in this market than before and are harder to determine. To establish loss reserves, to make pro-active decisions, to complete 2007 financial statements, and to keep you informed accurately … takes time.  We believe that our present valuations are correct.

Turning to results, our departments report incremental improvements below and the next newsletter will report sales of two REOs and progress in other areas.  Of greatest significance in May, although expected, was agreement by Fund II’s bank to continue its $25 Million loan to year-end, thus stabilizing to that extent each Fund’s Eagle Meadows position while we foreclose and see whether we, the borrower or a bankruptcy court converts the collateral into cash for you.

Specific Valuation Reserves - December 31, 2007

As part of our closing process, CMR completed a comprehensive analysis of the market value of loans and underlying collateral. This was done in response to adverse economic conditions beginning early in the second half of 2007, with continuing deterioration in the fourth quarter of 2007 and the first quarter of 2008.  The analysis resulted in an increase in specific valuation reserves of $5.3 Million on five of the twenty two loans in the portfolio, and corresponding decreases in the Fund’s 2007 net income and Members’ Capital at 12/31/07.  The increase in the specific valuation reserves amounted to 4.9% of the year-end loan portfolio and 6.0% of year-end Members’ Capital.  After these adjustments, 2007 net income was $4,772,795, which was 4.90% of Average Members’ Capital of $97,366,201.  The difference between the amount of net income earned (4.90%) in 2007 and the amount distributed during the year (9%) constitutes a return of your members’ capital/investment, which is why your balance is lower. The specific valuation reserve is not deductible for tax purposes, and so does not change the taxable income provided to you on your K-1 statement. However, when the collateral securing the relevant loan is sold, the loss specific reserve becomes a realized loss and is reportable as a reduction of income on your K-1.

Note:  Specific valuation reserves reduce the net recorded value of the loan principal plus advances and accrued interest to the appraised value of the collateral, net of the estimated costs to dispose of the property. The Fund’s provision for loan losses, before consideration of specific valuation reserves, is the amount necessary to maintain the unallocated (i.e. general) allowance for loan losses at one half of one percent (0.5%) of loan principal.  Concurrent with our review, our auditors extended their year-end procedures and requested additional, contemporaneous external evidence (e.g. appraisals) supporting the valuation, to validate the effectiveness of our process that determines loan and collateral values. They required this in order for them to have a basis for their opinion on our 2007 Financial Statements.

The comprehensive review of the loan portfolio, and the extended audit procedures, are the primary contributors to the delay in publication of this month’s newsletter and statements, and the audited Financial Statements for 2007.

In the Month Just Passed …

The Fund had a May monthly net operating loss of $162,523 or -0.18% return on average members’ capital (annualized rate of return of -2.21%), primarily due to both the non-accrual status of the Eagle Meadows loan effective April 1, 2008, and a $57,617 pro rata share of interest expense on the Honolulu land loan mentioned in last month’s newsletter.  The May year-to-date net income was $1,093,815, which is an annualized rate of return of 2.98%. Cash balances held by the Fund at May 31, 2008, were $665,393 versus the cash balances of $1,458,634 held at December 31, 2007. The interest advances we need to make to senior loans on our borrowers’ behalf are added to the balances we are owed from our borrowers and if we are ultimately successful in collecting these amounts or if the underlying real estate property reverts to us and is sold for an amount high enough to cover this additional interest, there is a possibility we may recover these amounts. However, there is no guarantee we will do so and we currently need to account for such interest advances as expenses that create losses to your capital accounts.

Member’s Capital as of May 31, 2008 was $88.1 Million. This is a decrease from the end of April of $162,523, driven entirely by allocation of the Fund’s net loss for the month of May 2008.

Redemptions and cash distributions were suspended effective March 31, 2008.  $238,000 of redemption requests were paid earlier this year.   At May 31st, $30.0 Million of redemption requests were outstanding, the oldest of which was received in September 2007.

The Portfolio (Loans and Real Estate Owned)

The Fund closed no loans, received no loan payoffs, and conducted no foreclosure sales during May.

At May 31st, the Fund had $106.0 Million of principal plus advances in 20 loans.  In addition, the Fund owned the Victorville land and the acreage on I-805 in San Diego and interests in the 20 new REOs related to the Linden properties.

At May 31st, ten loans totaling $16.1 Million were current, including three loans for $5.4 Million bought by the Manager. As to the status of the loans past due, we provide the following update.

•                                          Eagle Meadows.  The Fund has one loan for $48 Million principal (which includes the $25 Million borrowed) plus another $2.6 Million lent behind that on land for residential development outside the cities of Wheatland, California; Casa Grande, Arizona; and Brisbane, California. We have initiated foreclosure on the Casa Grande and Wheatland projects, and our foreclosure sale on the Brisbane property is scheduled for early July.  We are in conversation with Brokers to market the property, and are already fielding unsolicited offers to purchase. The borrower has generated some interest from potential purchasers on the Casa Grande property, although no formal offers have yet been submitted.  On the Wheatland property, we are continuing to work with the City, in conjunction with our borrower, to keep the entitlement and annexation process moving forward during our foreclosure action.

•                                          Linden.  The Fund’s loan interest is $10.5 Million in principal of $20.9 Million secured by 22 improved properties, of which 20 are now Real Estate Owned.  Since early April’s foreclosure sales on 20 of the properties, the gas station property closed escrow this week for $1.3 million.  The 33-unit Fresno apartment building fell out of contract, due to the purchaser’s inability to obtain financing.  Offers and counter offers are in progress on the 20 unit Concord apartment building, and the South San Francisco properties are generating a fair amount of interest, although no acceptable offers to date.

•                                          Lassen/Plumas.  The Fund’s loan interest is $8.9 Million of $31.5 Million lent on 7,000 California acres.  A key filing date for the borrower’s bankruptcy action is scheduled late June.  We are cautiously optimistic that we may obtain relief from the bankruptcy action and gain control of this asset in the near future.

•                                          Saigon Plaza.  The Fund’s loan interest is about $318,000 of a $3.7 Million loan, secured by six East Bay properties. The properties are currently in bankruptcy.  Negotiations continue with the borrower to see if a reasonable resolution can be made.

•                                          Honolulu. The Fund’s loan interest is $3.0 Million of a total principal balance of $37.7 million, of which $18.9 million was cash held in reserve as of May 21, 2008. A listing has been entered into with CB Richard Ellis to affect a sale of the property.  Several interested parties are in the early stages of due diligence. We look forward to one or more of these parties entering into formal negotiations to purchase in the near future.  Our efforts at tri-party negotiations between ourselves, the senior lender, and the borrower to complete transfer of title amicably without foreclosure continue, with progress made, although no formal agreement has yet been reached.

News You Can Use – IRA Corner:   This applies only to the Over 70½  crowd but answers an important question concerning mandatory distributions when there’s no cash to distribute.   Just tell us how much, get your Custodian to sign off, and we can transfer that amount of your IRA/Pension holding in kind (i.e., as shares) to your personal account.  As a reminder, this is not a cash distribution – it is a transfer of a portion of your partnership interest from your IRA/Pension account to an individual account.

As always, please don’t hesitate to contact us if you have any questions or concerns. We deeply appreciate your trust and confidence as we work through these difficult times. We’ll continue to keep you informed.

Sincerely,

David Choo	Craig Raymond
President	Senior Vice President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in Fund II’s registration statement on Form 10 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of mortgage credit, and economic conditions and their effect on Fund II and its assets, trends in real estate markets in which Fund II does business, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses and the valuation of real estate held for sale, Fund II’s growth and estimates of future member distributions or withdrawals, as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager and David Choo, the sole director of our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements, Fund II has not assumed any obligation to, and you should not expect Fund II to, update or revise those statements because of new information, future events or otherwise.